EXHIBIT 99.1

Cassava Sciences Announces Second Quarter 2019 Financial Results

AUSTIN, Texas, Aug. 12, 2019 (GLOBE NEWSWIRE) -- Cassava Sciences, Inc. (Nasdaq: SAVA), a clinical-stage biopharmaceutical company developing PTI-125 for Alzheimer’s disease, today reported financial results for the second quarter ended June 30, 2019. Net loss for the second quarter 2019 was $1.1 million, or $0.06 per share, as compared to a net loss of $2.5 million for the same period in 2018.  Net cash use was $0.6 million during the second quarter of 2019.

Cassava Sciences ended the second quarter 2019 with $18.5 million of cash and cash equivalents, and no debt.

About PTI-125
PTI-125 is an investigational drug candidate for Alzheimer’s disease. We developed this small molecule drug to target a process known as “protein misfolding.” PTI-125 has a novel mechanism of action: it stabilizes a critical protein that is otherwise altered and misfolded in the Alzheimer’s brain. PTI-125 has demonstrated both cognitive improvement and slowing of disease progression in animal models of disease.  We are also developing a blood-based diagnostic to detect Alzheimer’s disease, called PTI-125Dx.  The goal of PTI-125Dx is to make the detection of Alzheimer’s disease as simple as getting a blood test.

The underlying science for our scientific programs is published in prestigious peer-reviewed technical journals, including Journal of Neuroscience, Neurobiology of Aging, and Journal of Biological Chemistry. The National Institutes of Health (NIH) has awarded us several research grants following an in-depth, confidential review of our science and technology.  In 2019-2020, these NIH grants may represent up to $6.7 million of non-dilutive financing.

Financial Highlights for Second Quarter 2019

  At June 30, 2019, cash and cash equivalents were $18.5 million, compared to $19.8 million at December 31, 2018.  Net cash utilized during the second quarter 2019 was $0.6 million. We have no debt.
  Net loss was $1.1 million compared to $2.5 million for the same period in the prior year, representing a 57% decrease.  Net loss per share was $0.06 compared to $0.36 for the same period in the prior year.
  We received research grant funding reimbursements of $1.4 million from NIH and recorded this as a reduction in research and development expenses (“R&D”).  This compared to $0.4 million of NIH grant receipts received for the same period in the prior year.
  Net R&D expenses were $0.3 million.  This compared to $1.5 million for the same period in the prior year, representing a 79% decrease.  The decrease was due primarily to the increase in NIH grant funding in 2019 compared to the prior year combined with a decrease in non-cash stock-based compensation expense. R&D expenses included non-cash stock related compensation costs of $0.1 million compared to $0.3 million for same period in the prior year.
  General and administrative (“G&A”) expenses were $0.8 million.  This compared to $1.0 million for the same period in 2018, representing a 15% decrease.  G&A expenses included non-cash stock-based compensation costs of $0.2 million compared to $0.4 million for the same period in the prior year.

About Alzheimer's Disease
Alzheimer’s disease is a progressive brain disorder that destroys memory and thinking skills. Eventually, a person with Alzheimer’s disease may be unable to carry out even simple tasks.  Currently, there are no drug therapies to halt Alzheimer’s disease, much less reverse its course.

An estimated 5.8 million Americans of all ages are living with Alzheimer's disease in 2019.

About Cassava Sciences, Inc.
The mission of Cassava Sciences is to detect and treat neurodegenerative diseases, such as Alzheimer’s disease.  Over the past ten years, we have combined state-of-the-art technology with new insights in neurobiology to develop novel solutions for Alzheimer’s disease. We own worldwide development and commercial rights to our research programs in Alzheimer’s disease, and related technology, without royalty obligations to any third-party.

For More Information Contact:
Eric Schoen
Chief Financial Officer
eschoen@CassavaSciences.com
(512) 501-2450

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act").  Cassava Sciences disclaims any intent or obligation to update these forward-looking statements and claims the protection of the Safe Harbor for forward-looking statements contained in the Act.  Examples of such statements include, but are not limited to, statements regarding the timing of clinical studies and the potential benefits of the Company’s programs in Alzheimer’s disease, including our ongoing Phase 2 program, and expected cash use in future periods. The Company cautions that forward-looking statements are inherently uncertain. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to development and testing of our drug candidates; unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates; the uncertainty of patent protection for our intellectual property or trade secrets; unanticipated additional research and development, litigation and other costs; the need to raise additional funding from time-to-time, and the potential for competing products to be developed by competitors and potential competitors or others.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Except as required by law, the Company disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release.  For further information regarding these and other risks related to our business, investors should consult our filings with the U.S. Securities and Exchange Commission (SEC), which are available on the SEC's website at www.sec.gov.

– Financial Tables Follow –

CASSAVA SCIENCES, INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Operating expenses
Research and development	$308	$1,463	$882	$2,532
General and administrative	845	998	1,722	2,097
Total operating expenses	1,153	2,461	2,604	4,629
Operating loss	(1,153)	(2,461)	(2,604)	(4,629)
Interest income	94	9	186	16
Net loss	$(1,059)	$(2,452)	$(2,418)	$(4,613)

Net loss per share, basic and diluted	$(0.06)	$(0.36)	$(0.14)	$(0.68)

Weighted-average shares used in computing net loss per share, basic and diluted	17,162	6,838	17,162	6,739

CONDENSED BALANCE SHEETS
(unaudited, in thousands)
			June 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents			$18,534	$19,807
Other current assets			49	233
Total current assets			18,583	20,040
Property and equipment, net			75	87
Operating lease right-of-use assets			135	—
Other assets			12	12
Total assets			$18,805	$20,139
Liabilities and stockholders' equity
Current liabilities
Accounts payable			$594	$294
Accrued development expense			179	156
Accrued compensation and benefits			60	61
Operating lease liabilities, current			90	—
Other accrued liabilities			14	—
Total current liabilities			937	511
Operating lease liabilities, non-current			45	—
Total liabilities			982	511
Stockholders' equity
Common Stock and additional paid-in-capital			184,197	183,584
Accumulated deficit			(166,374)	(163,956)
Total stockholders' equity			17,823	19,628
Total liabilities and stockholders' equity			$18,805	$20,139